Exhibit 99.1

Talon International Announces Leadership Change

LOS ANGELES – April 14, 2015 – Talon International, Inc. (OTCQB:TALN), a leading global supplier of zippers, apparel fasteners, trim and stretch technology products, announced today that Lonnie D. Schnell, Chief Executive Offer and Board Member, has resigned from his positions and that the Board of Directors has named Larry Dyne, Talon’s current President to the Chief Executive Officer position and appointed him to the Board to fill the vacancy. All of these changes were effective immediately.

"The entire Talon organization is grateful to Mr. Schnell for his nine years of leadership," stated Larry Dyne, Talon's newly named Chief Executive Officer. "Mr. Schnell was instrumental in creating a strong foundation to build upon. We have a leadership team in place that has the experience and capabilities of accelerating our growth and I look forward to working closely with them to help execute the next phase of the company's transformation. Our goal is to leverage this strong foundation to expand our global footprint and continue providing innovative and exciting products across all our divisions."

Larry Dyne, Talon’s newly appointed Chief Executive Officer, had previously served as its President since 2009 and with the company since 1992. His wide variety of roles with the company have included Executive Vice President of Sales, Vice President of Product Development and Global Sourcing, and Vice President of Trim Sales, which included responsibility for all domestic print production. Mr. Dyne has established extensive, long-term relationships with the world’s top brands and clothing retailers.

“On behalf of the Talon Board of Directors, we are pleased to have someone with Larry’s corporate knowledge, experience and relationships taking over at the helm,” commented David Ellis, a member of the Board. “Larry shares the Board’s vision for growth and for Talon to remain an industry leader in Trim, Zippers and Tekfit. Along with Talon’s talented employees, we look forward to the opportunities ahead for the Company.”

About Talon International, Inc.

Talon International, Inc. is a major supplier of custom zippers, complete trim solutions and Tekfit stretch technology products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers worldwide. Talon develops, manufactures and distributes custom zippers exclusively under its Talon® brand (“The World’s Original Zipper Since 1893”); designs, develops, manufactures, and distributes complete apparel trim solutions and products; and provides stretch technology for specialty waistbands, shirt collars, and other items all under its trademark and world renowned brands, Talon®, and Tekfit® to major apparel brands and retailers. Leading retailers worldwide recognize and use Talon products including VF Corporation, American Eagle, Abercrombie and Fitch, Polo Ralph Lauren, Kohl’s, JC Penney, FatFace, Victoria’s Secret, Wal-Mart, Phillips-Van Heusen, Levi Strauss & Co., Express and many others. The company is headquartered in the greater Los Angeles area, and has offices and facilities throughout the United States, United Kingdom, Hong Kong, China, Taiwan, Vietnam, India, Indonesia and Bangladesh.

Contact:

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com